Exhibit 99.1

Green Thumb Industries Announces US $217 Million Senior Debt Financing

•	Secures Additional Funding at Industry Leading Interest Rate of 7%

•	Retires Existing Senior Secured Debt due May 2023

•	Low-Cost Capital Strengthens Balance Sheet to Accelerate U.S. Expansion Strategy

Chicago and Vancouver, British Columbia (April 30, 2021) — Green Thumb Industries Inc. (“Green Thumb” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ Dispensaries, today announced the Company has closed on a US $217 million senior non-brokered private placement financing through the issuance of senior secured notes (the “Notes”). The Company intends to use the proceeds to retire the Company’s existing US $105 million senior secured debt due May 2023 and for general working capital purposes as well as various growth initiatives.

“History has taught us that the winners in new industries are those with the lowest cost of capital and the strongest balance sheets,” said GTI Founder and CEO Ben Kovler. “Our successful non-brokered offering (gross=net) was supported by members of the management team in addition to a diverse group of new and existing high-quality, institutional investors who share in our strategic vision and plan to capitalize on the opportunities ahead. This financing represents industry-leading cost of capital in the legal cannabis industry and strengthens our balance sheet. This new capital will allow us to focus on shareholder value creation through strategic investments to scale our existing operations in addition to accretive M&A opportunities.”

The Notes have a maturity date of April 30, 2024 and will bear interest from the date of issue at 7% per annum, payable quarterly, with an option, at the discretion of the Company, to extend an additional 12 months. The financing permits the Company to borrow an additional US $33 million over the next twelve months. The purchasers of the Notes also received an aggregate of 1,459,043 warrants (the “Warrants”). Each Warrant is exercisable to purchase one subordinate voting share of GTI at an exercise price of US $32.68 per share, for a period of 60 months from the date of issue.

Certain insiders participated in the financing, purchasing an aggregate of approximately US $3 million of Notes. Pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), such insider participation is a “related party transaction.” The Company is exempt from certain requirements of MI 61-101 in connection with the insider participation in reliance on sections 5.5(a) and 5.7(1)(a) of MI 61-101, as the aggregate value of the insider participation does not exceed 25% of the market capitalization of the Company. Further details will be included in the Company’s material change report to be filed within the prescribed time. Such material change report was not filed more than 21 days prior to closing of the financing due to the timing of the announcement and closing occurring in less than 21 days.

About Green Thumb Industries:

Green Thumb, a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 97 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 2,400 people and serves thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at www.GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, or similar expressions and include information relating to the use of proceeds from the financing, plans to capitalize on future opportunities and the scaling of the Company’s existing operations in addition to accretive M&A opportunities.

The forward-looking information in this news release is based upon the expectations of future events which management believes to be reasonable. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, Green Thumb does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those express or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in Green Thumb’s public filings with the applicable securities regulatory authorities on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

Investor Contact:	Media Contact:

Jennifer Dooley	Briana Chester
Chief Strategy Officer	MATTIO Communications
InvestorRelations@gtigrows.com	gti@mattio.com
310-622-8257	424-465-4419

Source: Green Thumb Industries